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                                                          EXHIBIT NO. 99.5(c)

                       SUB-INVESTMENT ADVISORY AGREEMENT




         SUB-INVESTMENT ADVISORY AGREEMENT, dated this 30th day of August, 1993, by and between MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the "Adviser"), and OECHSLE INTERNATIONAL ADVISORS, L.P., a limited partnership organized under the laws of Delaware (the "Sub-Adviser").

                                  WITNESSETH:


         WHEREAS, the Adviser provides MFS World Growth Fund (the "Fund"), a series of MFS Series Trust VIII (the "Trust"), an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act"), business services pursuant to the terms and conditions of an investment advisory agreement dated August 30, 1993 between the Adviser and the Fund; and

         WHEREAS, the Sub-Adviser is willing to provide services to the Adviser on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         ARTICLE 1. Duties of the Sub-Adviser. The Sub-Adviser will furnish the Adviser economic, statistical and research information and advice, including advice on the allocation of investments among countries, relating to such portion of the Fund's assets as the Adviser shall from time to time designate (collectively, the "Designated Assets"), particularly with respect to Japanese and Western European investments. The Sub-Adviser will also make recommendations to the Adviser as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities included in the Designated Assets shall be exercised. From time to time the Adviser will notify the Sub-Adviser of the aggregate U.S. Dollar amount of the Designated Assets.

         The Sub-Adviser will furnish continuously an investment program with respect to the Designated Assets and will determine from time to time what securities shall be purchased with the Designated Assets, what securities comprising the Designated Assets should be sold, and what portion, if any, of the Designated Assets shall be held uninvested, subject, always, to the restrictions of the Trust's Declaration of Trust dated July 31, 1987, as amended and restated May 6, 1991, and By-Laws, each as amended from time to time (respectively, the "Declaration" and the "By-Laws"), the provisions of the Act and the Rules, Regulations and Orders thereunder and the provisions of the Fund's then current Prospectus and Statement of Additional Information;
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and subject,  further, to the Sub-Adviser consulting with the Adviser in advance of the Sub-Adviser's determination to purchase any securities except as such consultation shall be waived or limited by the Adviser.

         Should the Trustees of the Trust or the Adviser at any time make any definite determination as to investment policy and notify the Sub-Adviser thereof, the Sub-Adviser shall be bound by such determination for the period, if any, specified in such notice or until notified that such determination has been revoked. Further, the Adviser or the Trustees of the Trust may at any time, upon notice to the Sub-Adviser, suspend or restrict the right of the Sub-Adviser to determine what assets shall be purchased for or sold from the Designated Assets and what portion, if any, of the Designated Assets shall be held uninvested.

         The Sub-Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular, consistent with the provisions of Article 3 of this Agreement, to place all orders for the purchase or sale of securities for the Fund's account with brokers or dealers selected by it, and to that end the Sub-Adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund and any subcustodian as to deliveries of securities, transfers of currencies and payments of cash for the account of the Fund. The Sub-Adviser will advise the Adviser on the same day it gives any such instructions. In connection with the selections of such brokers or dealers and the placing of such orders, the Sub-Adviser is directed to seek for the Fund execution at the most reasonable price by responsible brokerage firms at reasonably competitive commission rates. In fulfilling this requirement the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion

         ARTICLE 2. Compensation of the Sub-Adviser. For the services to be rendered by the Sub-Adviser under this Agreement, the Adviser shall pay to the Sub-Adviser compensation, computed and paid monthly in U.S. dollars, at a rate equal to 0.15% of the Fund's average daily net assets on an annualized basis for its then-current fiscal year. If the Sub-Adviser shall serve for less than the whole of any period specified in this Article, the compensation payable to the Sub-Adviser with respect to the Fund will be prorated. The Sub-Adviser will pay its expenses incurred in performing its duties under this Agreement. Neither the Trust nor the Fund shall be liable to the Sub-Adviser for the compensation of the Sub-Adviser.

         ARTICLE 3. Covenants of the Sub-Adviser. The Sub-Adviser agrees that it will not deal with itself, or with the Trustees of the Trust or the Fund's distributor, if any, as principals, brokers or dealers in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the Act and the Rules, Regulations or Orders thereunder, will
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not take a long or short  position in the shares of the Fund except as permitted by the Declaration and will comply with all other provisions of the Declaration and the By-Laws and the then-current Prospectus and Statement of Additional Information of the Fund relative to the Sub-Adviser and its Directors, officers, employees and affiliates.

         ARTICLE 4. Limitation of Liability of the Sub-Adviser. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties and obligations hereunder. As used in this Article 4, the term "Sub-Adviser" shall include partners and employees of the Sub-Adviser as well as that partnership itself. The Trust, on behalf of the Fund, may enforce any obligations of the Sub-Adviser under this Agreement and may recover directly from the Sub-Adviser for any liability it may have to the Fund.

         ARTICLE 5. Activities of the Sub-Adviser. The services of the Sub-Adviser to the Fund are not deemed to be exclusive, the Sub-Adviser being free to render investment advisory and/or other services to others. It is understood that the Trustees, officers and shareholders of the Trust, Fund or the Adviser are or may be or become interested in the Sub-Adviser, as Directors, officers, employees, or otherwise and that Directors, officers and employees of the Sub-Adviser may become similarly interested in the Trust, Fund or Adviser and that the Sub-Adviser may be or become interested in the Fund as a shareholder or otherwise.

         ARTICLE 6. Representations, Warranties and Agreements of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that:

         It is  registered  as an  "Investment  Adviser"  under  the  Investment
Advisers Act of 1940 (the "Advisers Act") (and will immediately notify the Adviser and the Fund if it ceases to be so registered) and will comply with all applicable provisions under the Advisers Act and the Rules, Regulations and Orders thereunder and under the Act and the Rules, Regulations and Orders thereunder.

         It will maintain, keep current and preserve on behalf of the Fund, in the manner required or permitted by the Act and the Rules, Regulations and Orders thereunder, records relating to investment transactions made by the Sub-Adviser for the Fund as may be reasonably requested by the Adviser or the Fund from time to time. The Sub-Adviser agrees that such records are the property of the Fund, and will be surrendered to the Fund promptly upon request.

         ARTICLE 7. Duration, Termination and Amendment of this Agreement. This Agreement shall become effective on the date first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until August 1, 1995 on which date it will terminate unless its continuance after August 1, 1995 is "specifically approved at least annually"
(i) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of the Adviser or of the Sub-Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Trust, or by "vote of a majority of the outstanding voting securities" of the Fund.
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         This Agreement may be terminated at any time without the payment of any penalty by the Trustees of the Trust or by "vote of a majority of the outstanding voting securities" of the Fund or by the Adviser or by the Sub-Adviser, in each case on not more than sixty days nor less than thirty days written notice to the other party and to the Fund. This Agreement shall automatically terminate in the event of its "assignment".

         This Agreement may be amended only if such amendment is approved by "vote of a majority of the outstanding voting securities" of the Fund, by the Adviser and by the Sub-Adviser.

         The  terms  "specifically  approved  at  least  annually",  "vote  of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested person", when used in this Agreement, shall have the respective meanings specified, and shall be construed in a manner consistent with, the Act and the Rules and Regulations promulgated thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.
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         IN WITNESS  WHEREOF,  the  parties  have caused  this  Agreement  to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, and their respective seals to be hereto affixed, all as of the day and year first written above

                                       MASSACHUSETTS FINANCIAL SERVICES COMPANY


                                       By:     A. KEITH BRODKIN
                                               A. Keith Brodkin,
                                               Chairman

                                       OECHSLE INTERNATIONAL ADVISORS, L.P.



                                       By:     OECHSLE GROUP, L.P.,
                                                its General Partner


                                       By:     A GENERAL PARTNER
                                               A General Partner

The foregoing is hereby agreed to.

         The undersigned trustee of the Trust has executed this Agreement not individually but in his capacity as a trustee of the Trust under the Trust's Declaration of Trust dated July 31, 1987, as amended, (a copy of which is on file with the Secretary of State of the Commonwealth of Massachusetts) and the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Trust or Fund individually, but bind only the assets and property of the Fund. The obligations of or arising out of this instrument are not binding upon the assets or property of any series of the Trust other than the Fund.

MFS SERIES TRUST VIII
on behalf of MFS World Growth Fund



By:      A. KEITH BRODKIN
         A. Keith Brodkin
         Chairman